EXHIBIT 19.1

MSC INDUSTRIAL DIRECT CO., INC.
INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities
(as revised June 21, 2023)
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of MSC Industrial Direct Co., Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal securities laws that prohibit insider trading or providing inside information to other persons. All associates, executive officers, and Board members are individually responsible to understand and comply with this Policy. We have all worked hard to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.
Transactions and Persons Subject to the Policy
This Policy applies to transactions in, including purchases, sales and gifts of, the Company’s securities, including common stock, restricted stock units, performance stock units, options, and any other debt or equity securities that the Company may issue from time to time, such as bonds, preferred stock and instruments convertible or exercisable for the Company’s common stock. As explained more fully below, the Policy prohibits trading in derivative securities relating to the Company’s securities.
This Policy applies to all associates of the Company and its subsidiaries and all executive officers and Board members of the Company (each of the foregoing, a “Covered Person”). This Policy also applies to Covered Persons’ family members who reside with them, anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by, or are subject to, any Covered Person’s influence or control and entities that are directed by or are subject to Covered Persons’ influence or control (collectively referred to as “Family Members/Controlled Entities”). Covered Persons are responsible for the transactions of Family Members/Controlled Entities. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information (as defined below), and will notify such persons of their obligations under the Policy.
This Policy also imposes specific Blackout Period (as defined below) and pre-clearance procedures on Designated Insiders.
The “Insider Trading Compliance Officers” referred to in this Policy are Neal Dongre, VP, General Counsel & Corporate Secretary, Greg Clark, VP Finance & Corporate Controller, and Graig Harr, Senior Director of Finance & Assistant Corporate Controller, of the Company. The Board or the chair of the Nominating and Corporate Governance Committee may also change or designate additional Insider Trading Compliance Officers to meet the needs of the Company.
The duties of the Insider Trading Compliance Officers shall include, but not be limited to, the following:
525 Harbour Place Drive, Davidson, North Carolina, 28036 | O 800.645.7270 | mscdirect.com

●    Determining whether to pre-clear a transaction as required under this Policy;
●    Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons;
●    Serving as the designated recipient at the Company of copies of reports filed with the U.S. Securities and Exchange Commission (the “SEC”) by Section 16 reporting persons under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
●    Periodically reminding all Section 16 reporting persons regarding their obligations to report all of their transactions to the Company, including transactions made by others on their behalf, and comply with their reporting obligations, as well as sending quarterly reminders of the dates that trading Blackout Periods begin and end;
●    Circulating the Policy (and/or a summary thereof) to all Covered Persons;
●    Assisting the Company in implementation and monitoring of the Policy; and
●    Coordinating with Company counsel regarding compliance activities with respect to compliance with insider trading and other relevant securities laws and to ensure that the Policy is amended as necessary to comply with such requirements.
Definition of Material Nonpublic Information
It is not possible to define all categories of material information. However, information is “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.1 Any information that could be expected to affect the market price of a company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Executive officers, Board members, and certain other associates are subject to the Blackout Period provisions described in Section 8 of the Policy.
While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should be presumed to be material. Examples of such information may include:
●    Financial or operating results;
●    Projections of future earnings, losses or operating results or other earnings guidance;
●    Changes to previously-announced earnings guidance;
●    Earnings that are inconsistent (whether favorable or unfavorable) with the consensus expectations of the investment community;
●    An increase or decrease in the amount of dividends;
●    The fact that the Company is evaluating or considering a material transaction or prospective business relationship, including any merger, acquisition, disposition, joint venture or tender offer, or that discussions or negotiations on such matters are in progress;
●    Actions of governmental bodies or regulatory agencies;
●    Impending bankruptcy or financial liquidity problems;
●    Gain or loss of a significant customer or supplier;
●    Significant supply problems;
●    Significant pricing changes;
●    Stock splits and stock repurchase programs;
●    New equity or debt offerings;
1More specifically, information is material when there is “a substantial likelihood that the…fact would have been viewed by the reasonable investor as having significantly altered the "total mix" of information made available.” (TSC Industries v. Northway, Inc., 426 U.S. 438, 449 (1976))

●    Bank borrowings or other financing transactions out of the ordinary course;
●    Significant cybersecurity risks and incidents, including vulnerabilities and breaches;
●    Significant litigation exposure due to actual or threatened litigation; and
●    Changes in senior management.
“Material Nonpublic Information” is material information that has not been previously disclosed to the investing public through a press release or securities filings and is otherwise not available to the investing public. As provided in this Policy, even after material information has been disclosed to the investing public, it is still necessary to afford the investing public with sufficient time to absorb the information before purchases or sales of the Company’s securities may occur.
All information about the Company or its business plans is potentially Material Nonpublic Information until after the Company publicly discloses it. Similarly, information received about any other company with which the Company does business – including competitors, customers, vendors and suppliers – that is not yet publicly available is also potentially Material Nonpublic Information. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Insider Trading Compliance Officers or any other associate or Board member pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. A Covered Person could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action.”
Statement of Policy
General Policy
It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace, trading in securities while aware of Material Nonpublic Information, and any other violation of applicable securities laws.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. Strict compliance with this Policy is necessary to both protect the Company and its shareholders, and avoid the appearance of an improper transaction to preserve the Company’s reputation for adhering to the highest standards of conduct.
Specific Policies
1.Trading on Material Nonpublic Information. Except as otherwise provided in this Policy under the headings “Certain Exceptions” and “Rule 10b5-1 Plans,” no Covered Person and no Family Member/Controlled Entity of any Covered Person, may buy or sell Company securities during any period commencing with the date that he or she becomes aware of Material Nonpublic Information concerning the Company and ending after one full Trading Day (as defined below) following the public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national securities exchanges are open for trading. If, for example, the Company were to make an announcement before the opening of trading on a Monday, Covered Persons (and Family Members/Controlled Entities) may not trade in the Company’s securities until Tuesday (assuming that Monday and Tuesday are Trading

Days). The same restrictions apply to buying or selling securities of other companies with which the Company and its subsidiaries do business, including customers, vendors and suppliers.
2.Tipping. No Covered Person may disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor may any Covered Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of another company with which the Company and its subsidiaries do business.
3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
Nonpublic information must be protected and efforts should be taken to avoid inadvertent communication. For example:
●    Do not discuss new developments in public places such as lunch rooms, coffee rooms, elevators, hallways, restaurants, airplanes, taxicabs, or any place where the discussion can be overheard.
●    Do not read documents with nonpublic information in public places or discard them where others can retrieve them.
●    Do not carry documents with nonpublic information in public places in an exposed manner.
●    Cover documents with nonpublic information on desks before leaving offices or rooms and do not leave said documents where others can read them.
●    When leaving for the evening, business trips or otherwise, lock office doors. Filing cabinets with materials which could be nonpublic information should be locked or kept in rooms that are locked.
●    Ensure that nonpublic information which may be received by facsimile is received on a secure machine with limited access – particularly after hours.
●    Do not give anyone access to e-mail messages, computer directories, voicemail or Company phones. Do not send nonpublic information to your personal email addresses or leave a Company computer or other device unsecured.
●    Do not store nonpublic information in electronic form in directories, databases or other storage mechanisms (e.g., internet “cloud” storage) with public access.

Potential Criminal and Civil Liability and/or Disciplinary Action
4.Liability for Insider Trading. Any Covered Person or Family Member/Controlled Entity who engages in a transaction in the Company’s securities (or the securities of another company with which the Company and its subsidiaries do business) at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:
●    up to 20 years in jail;
●    a criminal fine of up to $5,000,000;
●     a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided; and
●    SEC civil enforcement injunctions.

5.Liability for Tipping. Any Covered Person who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable under the securities laws for improper transactions by tippees to whom they have tipped Material Nonpublic Information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities (or the securities of another company with which the Company and its subsidiaries do business). Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.
6.Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:
●     civil penalties of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and
●    a criminal penalty of up to $25,000,000.
7.Possible Company-Imposed Disciplinary Actions. Associates of the Company and its subsidiaries who violate this Policy shall also be subject to disciplinary action by the Company, which may include termination of employment.
Additional Guidelines
8.Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of nonpublic information, the Company requires that executive officers, Board members, and certain other associates of the Company (attached hereto as Exhibit B) designated by the Company’s Insider Trading Compliance Officers as subject to the Blackout Period prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods (collectively, “Designated Insiders”) and Family Members/Controlled Entities of Designated Insiders, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below:
•A “Regular Blackout Period” is the period commencing at the end of the eleventh calendar day prior to the Company’s fiscal quarter or year end, and ending after one full Trading Day following the public disclosure of the financial results for such fiscal quarter or year-end.
•A “Special Blackout Period” is an additional period in which the Board establishes from time to time that all Designated Insiders or only a specific group of Designated Insiders may not conduct transactions in the Company’s securities. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. An Insider Trading Compliance Officer (or another person acting at the direction of an Insider Trading Compliance Officer) will provide written notice to Designated Insiders subject to a Special Blackout Period. Any person made aware of the existence of a Special Blackout Period should not disclose the existence of the Special Blackout Period to any other person. The failure of the Company to designate a person as being subject to a Special Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic

Information. As used in this Policy, the term “Blackout Period” shall mean all Regular Blackout Periods and Special Blackout Periods announced by the Company.
The purpose behind a Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all Covered Persons and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full Trading Day after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.
9.Pre-clearance of Trades. The Company has determined that all vice presidents and above, executive officers and Board members and their respective Family Members/Controlled Entities must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Such person must contact one of the Company’s Insider Trading Compliance Officers not less than one (1) business day prior to commencing any trade in the Company’s securities. This preclearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer. An Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade or transfer submitted for preclearance and may determine not to permit a trade or transfer.
To facilitate the process, the Company has prepared a pre-clearance request, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer or another person designated by an Insider Trading Compliance Officer will assist with the approval process. No trade or transfer may be effected until the requesting person has received the approved Pre-Clearance Request Form, even if one (1) business days has passed since the Pre-Clearance Request Form was submitted. Transactions should be executed promptly after pre-clearance is received so as to ensure compliance with applicable law and the Policy at the time of the transaction.
The Company may also find it necessary, from time to time, to require compliance with the preclearance process from associates designated as Designated Insiders. Any executive officer or Board member who wishes to implement Rule 10b5-1 Trading Plan (as defined below) or similar trading plan must first pre-clear the plan with an Insider Trading Compliance Officer. As required by Rule 10b5-1, an executive officer or Board member may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.
10.Individual Responsibility. Every Covered Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Covered Person in connection with any trade in the Company’s securities. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.
Certain Exceptions
11.Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s omnibus incentive plans (but not the sale of the underlying stock) to be exempt from this Policy; however, those individuals subject to Section 9 are required to pre-clear the exercise of stock options. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
12.Restricted Stock/Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the withholding by the Company of shares to satisfy tax withholding requirements upon the vesting of restricted stock or restricted stock units.
13. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
14.Associate Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the Company’s associate stock purchase plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.
15.Hardship Exceptions. A Designated Insider who is subject to the blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Insider Trading Compliance Officer or the Board of Directors (or the Nominating and Corporate Governance Committee of the Board) and must be requested in advance of the proposed trade. A hardship exception may be granted only if the Insider Trading Compliance Officer or the Board of Directors (or the Nominating and Corporate Governance Committee of the Board) concludes that the trade would otherwise be permitted under applicable law. Under no circumstance will a hardship exception be granted during a Special Blackout Period, which is described in Section 8. Hardship exceptions granted pursuant to this Section 14 shall not be deemed to be “waivers” of this Policy.
16.Reporting of Violations. Anyone who knows, or has reason to believe, that this Policy has been, or is about to be violated, should immediately bring the actual or potential violation to the attention of an Insider Trading Compliance Officer and the Company’s General Counsel.

Section 16 Liability – Board Members and Executive Officers
Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or Board member who purchases and sells the Company’s securities within a period of less than six months must pay all profits or avoided losses to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s omnibus incentive plans, nor the exercise of options nor the receipt of stock under the Company’s associate stock purchase plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit payment purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s common stock, which is unlawful under Section 16(c) of the Exchange Act. The Company has provided separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.
Directors and officers subject to Section 16 must also disclose transactions in Company stock (including gifts and estate or tax planning transactions) within two (2) trading days of the transaction. Section 16 reporting persons should immediately report each transaction to the Company so that timely disclosure may be made of transactions subject to Section 16.
Short Sale Transactions
No Covered Person may ever make a “short sale” of Company securities. Short sales of Company securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales by Covered Persons of Company securities and Family Members/Controlled Entities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Board members and executive officers from engaging in short sales.
Publicly Traded Options
A transaction in options or derivative financial products is, in effect, a bet on the short-term movement of the Company’s stock and therefore, creates the appearance that the Covered Person is trading based on nonpublic information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, collars, forward sale contracts, futures, equity swaps, or other derivative securities, on an exchange or in any other organized market, are prohibited. Option or derivative positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”
Hedging or Monetization Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, a Covered Person’s interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the Covered Person is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, shares of Company stock may not be held in a margin account. Additionally, Covered Persons are prohibited from pledging Company securities as collateral for a loan outside of a margin account in excess of 10% of a Covered Person’s ownership (excluding options, unvested restricted stock or restricted stock units or similar instruments) of Company securities, provided further that an executive officer or Board member may not pledge securities required to be held pursuant to the Company’s stock ownership guidelines. Upon application to the Nominating and Corporate Governance Committee of the Board of Directors, the Committee may grant a limited exception to the restriction on pledging securities outside of a margin account. Exceptions may be granted based on, among other considerations, (i) a Covered Person’s demonstrated financial capacity to repay the loan without resorting to the pledged securities, (ii) the aggregate percentage of securities proposed to be pledged representing no more than 20% of a Covered Person’s ownership (excluding options, unvested restricted stock and restricted stock units and similar instruments) of Company securities, (iii) the securities to be pledged not including any securities required to be held by an executive officer or Board member pursuant to the Company’s stock ownership guidelines, and (iv) the amount of the pledged securities in terms of total common shares outstanding, the market value of the total common shares outstanding, and the trading volume of the common shares.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain restrictions on trading while the owner is in possession of Material Nonpublic Information.
All trading plans, including trading plans that do not qualify as a Rule 10b5-1 Plan, with respect to the Company’s securities must be approved by an Insider Trading Compliance Officer prior to being entered into, modified or terminated by a Covered Person or any of their Family Members/Controlled Entities. To comply with the Policy, a Rule 10b5-1 Plan must be approved by one of the Insider Trading Compliance Officers and meet the requirements of Rule 10b5-1 and the Company’s guidelines for Rule 10b5-1 Plans. The Insider Trading Compliance Officers are empowered to issue such guidelines for Rule 10b5-1 Plans and to set standards and best practices for Rule 10b5-1 Plans.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information and not during a Blackout Period. Once the plan is adopted, the person must act in good faith with respect to the Rule 10b5-1 Plan, including not exercising any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Further, the Rule 10b5-1 Plan must observe the required “cooling off period” applicable to the person establishing the plan as well as complying with the other requirements of Rule 10b5-1. Single trade plans and overlapping plans are not permitted outside of limited circumstances and must be approved by one of the Insider Trading Compliance Officers and the Company’s General Counsel.
Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after a Covered Person has resigned or terminated employment or service. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until the later of (i) the end of each applicable Blackout Period and (ii) one trading day after the Material Nonpublic Information in such Covered Person’s possession becomes public or is no longer material.
Stop-Transfer Instructions
The Company may, in its discretion, provide stop-transfer instructions to its transfer agent to enforce trading restrictions imposed by this Policy on Insider Trading, including, without limitation, restrictions relating to blackout periods or post-termination transactions.
Communications with the Public
The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, associates are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Associates who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries
Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officers at the following addresses:

Neal Dongre VP, General Counsel & Corporate Secretary MSC Industrial Direct Co., Inc. 525 Harbour Place Drive Davidson, North Carolina 28036 Telephone: (704) 987-5390 E-mail: dongren@mscdirect.com	Greg Clark VP Finance & Corporate Controller MSC Industrial Direct Co., Inc. 515 Broadhollow Road Melville, New York 11747 Telephone: (516) 812-1607 E-mail: clarkg@mscdirect.com

Graig Harr
Senior Director of Finance & Assistant Corporate Controller
MSC Industrial Direct Co., Inc.
525 Harbour Place Drive
Davidson, North Carolina 28036
Telephone (704) 987-5257
Email: harrg@mscdirect.com

Training
All new associates of the Company must complete the Code of Business Conduct training, which includes the insider trading content, in their first year of employment and existing associates must complete this training no less often than every two years. The Insider Trading Policy can be found on the MSC SharePoint site.

EXHIBIT A
MSC INDUSTRIAL DIRECT CO., INC.
PRE-CLEARANCE REQUEST
The following information must be provided in the pre-clearance request sent to the Insider Trading Compliance Officers at stocktraderequests@mscdirect.com:
a.    Name:
b.    Insider: (Y/N)
c.    Trade Dates: (From/To)
d.    Type of Trade: (Same Day Sale/Sell To Cover/Cash Exercise)
e.    Grant Date and Type of Award (if applicable)
f.    Shares Restrictions: (# of shares if any restricted to sell)

EXHIBIT B
MSC INDUSTRIAL DIRECT CO., INC.
ROLES DEFINED AS DESIGNATED INSIDERS
All individuals that have the roles or titles identified below are “Designated Insiders” (as defined in the Insider Trading Policy).
●    Executive Officers, Directors and above, their respective Executive Assistants and all members of the Board of Directors;
●    All associates in the following functional areas:
o    Financial and Sales Planning;
o    Tax;
o    Financial Reporting; and
o    Internal Audit;
●    Sales Zone Managers/Regional VPs
●    Any Associate not included in the above categories that may have access to material, nonpublic information and have been designated as a Designated Insider by the Insider Trading Compliance Officers).

Insider Trading Policy Compliance Statement
I have received and carefully read the Policy on Insider Trading (the “Policy”) of MSC Industrial Direct Co., Inc. (the “Company”) dated June 21, 2023 and understand all of its provisions. I certify that, to the best of my knowledge, I have complied with the Policy since such date (or during my term of employment, directorship, or provision of services, if after such date) and that I will continue to comply with the Policy in all respects.
I understand that failure to observe and comply with all of the provisions contained in the Policy may subject me to corrective action by the Company, including termination.
Acknowledged by:
Signature:         Date:
Print Name:
Title: